Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4, filed by DNOW Inc. on July 23, 2025, and to the incorporation by reference therein of our reports dated February 18, 2025, with respect to the consolidated financial statements of DNOW Inc., and the effectiveness of internal control over financial reporting of DNOW Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 23, 2025